Exhibit 10.2

SOFTWARE PURCHASE AGREEMENT

This Software Purchase Agreement (the “Agreement”) is entered into as of April 15, 2026, by and between:

Jaovi Inc., a corporation organized under the laws of the State of Wyoming, with its principal office at Coopemangle Los Delfines Casa 94, Puerto Cortes de Osa, Puntarenas, 60504, Costa Rica (“Buyer”),

and

ProArea OÜ, a company organized under the laws of Estonia, with its registered address at Harju maakond, Tallinn, Kesklinna linnaosa, Kaupmehe tn 7-120, 10114 Estonia (“Seller”).

Buyer and Seller may be referred to individually as a “Party” and collectively as the “Parties.”

1.    PURCHASE AND SALE

Seller agrees to sell, assign, and transfer to Buyer, and Buyer agrees to purchase from Seller, all rights, title, and interest in and to the software described in Section 2 (the “Software”), subject to the terms and conditions of this Agreement.

2.    DESCRIPTION OF SOFTWARE

The Software consists of a cloud-based project management and team collaboration platform, including but not limited to:

▪	organization and user management system;
▪	role-based access control functionality;

▪	project and task management features;

▪	workflow and board-based task organization;

▪	collaboration tools, including task comments and notifications;

▪	analytics and reporting features;

▪	source code, databases, architecture, documentation, and related materials;

▪	any associated intellectual property, including copyrights, trade secrets, and proprietary technology.

The Software includes all existing versions, updates, modifications, and related documentation owned or controlled by Seller as of the date of this Agreement.

3.    PURCHASE PRICE

The total purchase price for the Software shall be USD $52,000 (Fifty-Two Thousand United States Dollars) (the “Purchase Price”).

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4.    PAYMENT TERMS

The Purchase Price shall be paid in four (4) stages as follows:

▪	First Payment of USD $15,000 (Fifteen Thousand United States Dollars) – upon execution of this Agreement;
▪	Second Payment of USD $15,000 (Fifteen Thousand United States Dollars) – upon commencement of the Software transfer and initial delivery of certain technical materials;
▪	Third Payment of USD $15,000 (Fifteen Thousand United States Dollars) – upon delivery of the Software, including source code and documentation; and
▪	Final Payment of USD $7,000 (Seven Thousand United States Dollars) – upon completion of the transfer and assignment of all rights, title, and interest in and to the Software to Buyer.

All payments shall be made by bank transfer or other mutually agreed method.

5.    TRANSFER OF RIGHTS

Upon receipt of the final payment as set forth in Section 4, Seller shall irrevocably assign, transfer, and convey to Buyer all right, title, and interest in and to the Software, including all associated intellectual property rights, free and clear of any liens, claims, encumbrances, licenses, or other restrictions.

Such transfer shall include, without limitation, all source code, object code, databases, documentation, technical materials, and all related proprietary information, as well as all copyrights, trade secrets, and other intellectual property rights associated with the Software.

Seller agrees to execute and deliver any additional documents and take any further actions reasonably requested by Buyer to evidence, perfect, or enforce Buyer’s ownership rights in the Software, including the assignment of intellectual property rights.

Following the transfer, Buyer shall have full and exclusive ownership of the Software and shall have the unrestricted right to use, reproduce, modify, adapt, distribute, sublicense, commercialize, and otherwise exploit the Software for any lawful purpose.

Seller shall retain no rights, licenses, or interests in the Software, except as may be expressly agreed to in writing by Buyer.

6.    REPRESENTATIONS AND WARRANTIES

6.1  Seller Representations and Warranties Seller represents and warrants to Buyer that:

▪	Seller is the sole and lawful owner of all right, title, and interest in and to the Software and has full authority to enter into this Agreement and transfer the Software to Buyer;
▪	the execution, delivery, and performance of this Agreement by Seller does not and will not violate any agreement, obligation, or legal requirement applicable to Seller;
▪	the Software, including all components, source code, and related materials, does not infringe, misappropriate, or otherwise violate any intellectual property or proprietary rights of any third party;
▪	the Software is free and clear of any liens, claims, encumbrances, licenses, or other restrictions that would limit Buyer’s full ownership and use of the Software;
▪	Seller has not granted, assigned, licensed, or otherwise transferred any rights in the Software to any third party that would conflict with or limit the rights granted to Buyer under this Agreement;
▪	Seller has obtained all necessary rights, licenses, and permissions from any employees, contractors, or third parties involved in the development of the Software, and no additional consents are required for the transfer of the Software to Buyer;
▪	to Seller’s knowledge, the Software does not contain any malicious code, viruses, or other harmful components intended to disrupt or damage systems or data.

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6.2  Buyer Representations and Warranties Buyer represents and warrants to Seller that:

▪	Buyer has full authority and legal capacity to enter into this Agreement and perform its obligations hereunder;
▪	the execution and performance of this Agreement by Buyer has been duly authorized by all necessary corporate actions.

7.    INDEMNIFICATION

Seller agrees to indemnify, defend, and hold harmless Buyer and its officers, directors, employees, agents, successors, and assigns from and against any and all claims, demands, actions, damages, losses, liabilities, costs, and expenses (including reasonable attorneys’ fees and legal expenses) arising out of or related to:

▪	any breach or alleged breach of Seller’s representations, warranties, or obligations under this Agreement;
▪	any claim that the Software, or any part thereof, infringes, misappropriates, or otherwise violates any intellectual property or proprietary rights of any third party;
▪	any claim relating to the ownership, development, licensing, or prior use of the Software prior to the effective date of this Agreement; and
▪	any failure by Seller to comply with applicable laws or regulations in connection with the Software.

Seller’s indemnification obligations shall survive the execution, delivery, and performance of this Agreement and shall remain in effect indefinitely unless otherwise agreed in writing by the Parties.

Buyer shall promptly notify Seller in writing of any claim subject to indemnification; provided, however, that failure to provide such notice shall not relieve Seller of its obligations except to the extent Seller is materially prejudiced by such failure. Seller shall have the right to assume control of the defense of any such claim with counsel reasonably acceptable to Buyer, and Buyer shall have the right to participate in the defense at its own expense.

Seller shall not settle any claim in a manner that imposes any liability or obligation on Buyer without Buyer’s prior written consent, which shall not be unreasonably withheld.

8.    CONFIDENTIALITY

Each Party agrees to keep confidential all non-public information received from the other Party in connection with this Agreement.

9.    GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming, United States, without regard to its conflict of law principles.

10.   ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings, or negotiations.

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11.   AMENDMENTS

This Agreement may be amended only in writing and signed by both Parties.

12.   SIGNATURES

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

	JAOVI INC.		PROAREA OÜ
Date:	April 15, 2026	Date:	April 15, 2026

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